EXHIBIT 10.20

      CONSULTING AGREEMENT

	THIS CONSULTING AGREEMENT (this "Agreement"), is made and entered into as of
 26 July 1997, by and between IMMUCOR, INC., whose address is 3130 Gateway
 Drive, Norcross, Georgia 30091, USA, and JOSEF WILMS, whose address is
 Sallfeldener Straae 38, 63322 R"dermark, Germany (hereinafter "Consultant").

Section 1
SCOPE OF SERVICES

 1.1	Engagement.  Immucor, Inc. hereby engages Consultant to provided consulting services to Immucor, Inc. under terms of this Agreement, and Consultant hereby accepts such engagement.

 1.2	Services.    Consultant will provide consulting services requested by
 Edward L. Gallup, President of Immucor, Inc., related to the domestic and international sales and marketing of products by Immucor, Inc. and its German subsidiary, Immucor Medizinische Diagnostik GmbH (hereinafter "Immucor GmbH"). These activities shall be performed under the direct supervision of Mr. Gallup. In addition, Consultant shall keep
 Michael Lichtner, Managing Director of Immucor GmbH, closely informed of all of Consultant's activities related to Immucor GmbH. If the services requested cannot be completed during the Term of this Agreement, Consultant agrees to cooperate with Immucor, Inc. to permit an orderly turnover and transition of unfinished business, which will be conducted in a manner that reflects favorably on Immucor, Inc. and its business.

 1.3	Limitation of Authority.    Consultant will continue externally as a
 Managing Director (Geschaftsfuhrer) of Immucor GmbH and will serve internally as a Deputy Managing Director (Stellvertretender Geschaftsfuhrer) for the Term of this Agreement. Other than the consulting services described in Section 1.1, which will be performed by Consultant in accordance with the terms of this Agreement, all activities of Consultant related to the business of Immucor, Inc. or Immucor GmbH must be approved in writing by another Managing Director of Immucor GmbH.

 1.4	Conduct of Services.    All work shall be performed in a professional
 manner in accordance with applicable professional requirements and ethical considerations.

 1.5	Time of Work.    Consultant shall have the right to determine his own
 work schedule in coordination with Mr. Gallup.

 1.6	Place of Work.    Consultant will perform his work under this Agreement
 at Immucor, Inc.'s place of business, Immucor GmbH's place of business, or elsewhere as mutually agreed by Consultant and Mr. Gallup.

Section 2
TERM AND TERMINATION

 2.1	Term.    The term of Consultant's engagement under this Agreement shall commence on the date set forth above and shall continue until the close of business on 31 October 1997 (the "Term"). If Consultant's debts to Immucor, Inc. and Immucor GmbH are paid in full by this date, the Term will be automatically extended until 31 December 1997.

 2.2	Termination.    Consultant's engagement under this Agreement will
 terminate at the end of the Term, as it may be extended. In addition, Consultant's engagement under this Agreement may be terminated by Immucor, Inc. upon written notice to Consultant for proper cause. For this purpose, proper cause would include, without limitation, a material failure or serious delay in Consultant's efforts, dishonesty, or similar major problems. Upon any such termination, all obligations of Immucor, Inc. to Mr. Wilms shall cease.

Section 3
FEES AND EXPENSES

 3.1	Fees.    Consultant will be paid fees of DM [27.000] per month for the term of this Agreement, such fees to be paid on completion of each month's services; provided, however, Consultant and Immucor, Inc. agree that Immucor, Inc. will retain DM 10.000 of that amount each month and apply it to Consultant's debts to Immucor, Inc.

 3.2	Expenses.    Immucor, Inc. shall reimburse Consultant for expenses
 approved by Immucor, Inc. that arise in the exercise of his duties in the regular course of his engagement under this Agreement, including travel and hospitality expenses. Before the 15th day of every calendar month Consultant shall give an account of the expenses for the month before, enclosing adequate receipts or records, or otherwise in accordance with tax laws and rules.

 3.3	Car.  For the term of Consultant's engagement hereunder Immucor, Inc.
 will make a BMW 850 available to Consultant to use for purposes of fulfilling his obligations under this Agreement. He may also use the car for private purposes up to a maximum of 10.000 kilometers per annum, pro rated for the term of Consultant's engagement hereunder.

 3.4	No Immucor GmbH Obligations.  The parties agree that before 26 July 1997
 Consultant was an employee of Immucor GmbH under an Employment Agreement dated 12 September 1990; that Consultant resigned from that position on 25 July 1997 and the Employment Agreement was canceled on that date; and that Immucor GmbH has no further obligations to Consultant under the Employment Agreement or for any other reason.

Section 4
RESPONSIBILITIES OF CONSULTANT FOR TAXES AND OTHER MATTERS

	As an independent contractor, Consultant shall pay and report all income taxes and social security obligations applicable to Consultant under this Agreement.

Section 5
CONFIDENTIALITY; RIGHTS IN WORK PRODUCT

 5.1	Confidentiality.    Except as required to perform his duties for
 Immucor, Inc. under this Agreement, Consultant shall not use or disclose any confidential information of Immucor, Inc., Immucor GmbH or any related company, whether of a technical or commercial nature. This restriction shall apply during and after the Term of this Agreement. In case of any material violation of the obligations of this section, Consultant shall pay a fine of DM 50.000 to Immucor, Inc. Immucor, Inc. retains the right, in addition, to recover any damages.

 5.2	Work Product.    All intellectual property (inventions, discoveries,
 trade secrets, trademarks and the like) conceived or developed by Consultant and related to Immucor, Inc.'s business (including but not limited to the business of Immucor GmbH) shall be the sole property of Immucor, Inc. To the fullest extent permitted by applicable law, all such intellectual property shall be considered works made for hire, and Immucor, Inc. shall be entitled to original ownership of them. Consultant hereby assigns, and agrees to assign, to Immucor, Inc. all of his rights in such intellectual property; and Consultant agrees to assist Immucor, Inc. in every reasonable way to obtain, perfect, and enforce Immucor, Inc.'s rights in such intellectual property.

Section 6
RESTRICTIONS

 6.1	Restraint of Competition.    During the Term of this Agreement and for
 a period of two years after the termination of Consultant's engagement under this Agreement, Consultant shall not, directly or indirectly: engage in competition with Immucor, Inc., Immucor GmbH or any related company; participate directly or indirectly in a competitor; or support the activities of a competitor. This section shall be interpreted broadly to cover every business relation between Consultant and a competitor falling within the normal business scope of Immucor, Inc., Immucor GmbH and related companies, whether or not the relation results in the strengthening of the competitive position of a competitor. These restrictions include a prohibition on soliciting any customers of Immucor, Inc., Immucor GmbH or any related company, except as necessary to provide consulting services under this Agreement. In case of any material violation of the obligations of this section, Consultant shall pay a fine of DM 50.000 to Immucor, Inc. Immucor, Inc. retains the right, in addition, to recover any damages.

 6.2	No Recruitment of Personnel.    Consultant agrees not to recruit, or to
 provide assistance to others in recruiting, any personnel of Immucor, Inc., Immucor GmbH or any related company during the Term of this Agreement and for a period of one (1) year after termination of Consultant's engagement under this Agreement for any reason.

Section 7
MISCELLANEOUS

 7.1	Governing Law.    This Agreement and the rights of the parties hereunder
 shall be construed under and governed by the laws of Germany.

 7.2	Independent Contractors.    The parties are and shall be independent
 contractors to one another. Nothing in this Agreement shall be interpreted as creating or establishing an agency, partnership, joint venture or the relationship of employee and employer between Consultant and Immucor, Inc., Immucor GmbH or any related company.

 7.3	Notices.  All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

 7.4	Entire Agreement.    This Agreement constitutes the entire agreement of
 the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

 7.5	Translations.  If any conflict in the interpretation of this Agreement arises between the English language version of this Agreement and any translation thereof, the English language version of this Agreement shall control.


	The parties have executed and delivered this Agreement as of the date and year first written above.

						IMMUCOR, INC.


						By:	/s/Edward L. Gallup
							Edward L. Gallup
							President


						/s/Josef Wilms
						JOSEF WILMS